PETROQUEST ENERGY, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted as of November 14, 2005)
(Amended as of August 8, 2012 and as of March 2, 2016)

Introduction

PetroQuest Energy, Inc. and its subsidiaries (collectively, the “Company”) are committed to high standards of ethical conduct. Directors, officers and employees of the Company are expected to comply with all applicable laws and to act with honesty and integrity when conducting the Company’s business. This Code of Business Conduct and Ethics (the “Code”) is intended to be a guide for applying legal and ethical practices to your everyday work and to explain the types of behavior that will help our Company meets its commitment to operate on the highest standards of ethical conduct.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise in the performance of your duties. We must rely on your good sense of what is right, including a recognition of when it is appropriate to seek guidance from others as to the proper conduct for a given situation. Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and honest business conduct, in many instances this Code goes beyond the requirements of the law.

This Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights for any director, officer, employee, consultant, vendor, business partner, stockholder or any other person or entity.

The Company expects you to acquire and maintain a working knowledge of the laws and the Company’s ethical standards that are applicable to your responsibilities with the Company. In addition, every supervisor is responsible for helping employees understand and comply with this Code with a view towards promoting transparency in our business practices. If you have any questions about the application of this Code or about what is required by the law in a particular situation, you should consult with your supervisor, department head, the Company’s General Counsel or, if the matter involves a director or officer of the Company, the chairman of either the Audit Committee (the “Audit Committee”) or the Nominating and Corporate Governance Committee of the Company’s Board of Directors (either of such chairmen is referred to herein as the “Board Representative”).

Policy Statement

Every director, officer and employee of the Company is required to comply with all applicable laws, regulations and rules of the New York Stock Exchange (“NYSE”) and to adhere to high ethical standards in the conduct of the Company’s business.

The standards set forth in this Code are designed to deter wrongdoing by the Company’s directors, officers and employees and to promote the following:

•	Honest and ethical conduct;

•	Avoidance of conflicts of interest;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities Exchange Commission and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The protection of Company assets, including corporate opportunities and confidential information;

•	Fair dealing practices;

•	Prompt reporting to a person identified in this Code of possible violations of the Code; and

•	Accountability for adherence to the Code.

Relationships with Business Partners and Competitors

Conflicts of Interest

All directors, officers and employees of the Company must avoid situations that create a conflict of interest or the appearance or potential for a conflict of interest. A conflict of interest exists when your personal interests are either in conflict with the Company’s interests or interfere with your ability to perform your duties to the Company or responsibilities at work. While conducting the Company’s business, you should always act in the Company’s best interest.

Specific situations that could be considered conflicts of interest include:

•	Accepting valuable gifts and services from vendors (see “Transactions with Vendors” below);

•	Employment by a vendor or competitor;

•	Holding a financial interest in a competitor or a company that does business with the Company and you could personally affect that business;

•	Serving as an officer or director of an outside business;

•	Conducting Company business with a relative (for example, hiring a relative or using a vendor owned by a relative or a vendor that employs a relative);

•	Receiving personal discounts or other benefits from vendors not available to the general public or other Company employees;

•	Borrowing money from the Company or a vendor;

•	Other employment, in addition to your employment with the Company, that might interfere with your ability to properly perform your job duties with the Company;

•	Family or intimate relationships between employees in the same department.

You are expected to recognize situations where a conflict of interest has occurred, or has the potential to occur, and take the necessary actions to eliminate or mitigate such conflict, including, if necessary, enlisting the assistance of management.

Persons other than directors and officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict of interest should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or department head. A supervisor or department head may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Company’s General Counsel with a written description of the activity and seeking the General Counsel’s written approval. Directors and officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

Corporate Opportunities

You may not (a) take for yourself personally opportunities that are developed through the use of Company resources, information or position; (b) use Company property, information or position for personal gain, or (c) compete with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Transactions with Vendors

Strong relationships with our vendors are key to the success of our business operations. We expect you to conduct the Company’s business with vendors in a respectful, hospitable, fair and honest manner. You are prohibited from engaging in activities with vendors that promote your personal interests ahead of the interests of the Company or otherwise create a conflict of interest.

You are prohibited from engaging in the following activities with our vendors:

•
Accepting gifts or services that obligate you (or appear to obligate you) to the vendor. The Company prohibits employees from accepting a gift, including meals and other entertainment, valued at more than $250.00 from a vendor without the express consent of the employee’s department head (or the superintendent in the case of field office employees). Gifts valued at less than $250.00, but more than $100.00, must be disclosed to your department head within five business days of receipt, however, an employee is never permitted to accept cash in any amount. Department heads and superintendents are required to keep written records of gifts or services received in accordance with this policy for up to one year from the date of such gift or service;

•	Soliciting or accepting kickbacks, bribes, payments or loans from a vendor;

•	Holding or acquiring a financial interest in a vendor (other than a financial interest in a publicly traded corporation whose securities are quoted and traded in the public securities market);

•	Divulging the Company’s confidential or proprietary information that is not integral to the product or services provided by the vendor;

•	Accepting discounts (other than those available to the general public or all Company employees) on personal purchases from a vendor;

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Any activity that takes unfair advantage of a vendor through concealment, abuse of privileged or confidential information, misrepresentation or fraudulent behavior or cooperation with a vendor to take unfair advantage of another party.

Violations of this policy will subject the vendor to removal from the Company’s approved vendor list, and you could be subject to termination and/or possible legal sanctions. If you have any questions about your dealings with the Company’s vendors, you should consult with the Company’s General Counsel or, if the matter involves a director or officer of the Company, the Board Representative.

Fair Dealing

You shall deal fairly and in good faith with the Company’s customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. You shall not take unfair advantage of any of them through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice. Fraudulent behavior includes, but is not limited to:

•	Dishonest conduct;

•	Forgery or alteration of negotiable instruments or Company documents;

•	Misappropriation of any Company, employee, customer, partner or supplier assets;

•	Conversion to personal use of cash, securities, supplies or any other Company assets;

•	Unauthorized handling or reporting of Company transactions; and

•	Falsification of Company records or financial statements.

If you suspect that any fraudulent activity may have occurred, you should report your concern to the Company’s General Counsel or, if the matter involves a director or officer of the Company, the Board Representative.

Protecting Corporate Assets

Insider Trading

You are prohibited from using or profiting from material nonpublic information about the Company. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Examples of material inside information include information about drilling results, a change in dividend policy, potential acquisitions or other business opportunities, financial and operating results and major litigation developments. In short, material information includes any nonpublic information that could reasonably affect the price of a security. For purposes of our policy, securities include common stock, preferred stock, options, bonds and any derivative securities.

To provide guidance to individuals who want to purchase or sell our securities and minimize the risk of using inside information, we establish window periods each year during which directors, officers and employees can purchase, sell or enter into transactions with respect to our securities. The established windows are the only time periods during which you may purchase, sell or enter into transactions with respect to our securities. Although we will announce when the window opens and closes, you must first obtain approval from the Company’s General Counsel, or in his absence the Company’s Chief Financial Officer, if you wish to purchase, sell or enter into a transaction with respect to our securities within a window period. However, if you possess or know material inside information about the Company, you cannot purchase, sell or enter into transactions with respect to our securities whether or not the window is open.

Short term and frequent trading in our securities increases the risk of insider trading and may indicate to stockholders that insider trading is occurring. Accordingly, you are prohibited from selling our securities short, purchasing (or carrying) our securities on margin or purchasing or selling options (including exchange traded options) or derivatives covering our securities. The foregoing restrictions apply to your spouse, dependents and other family members living in your household and you are responsible for their compliance. Any questions should be directed to the Company’s General Counsel, or in his absence the Company’s Chief Financial Officer, who can provide you detailed guidelines governing transactions in our securities as well as the complete policy on insider trading. The violation of these policies could result in immediate termination, monetary liability and, in some cases, criminal liability.

Please refer to the Company’s Policy on Insider Trading for more information about trading in our securities.

Company Property

You are responsible for safeguarding against theft, loss and misuse of Company property that you use to do your job. Company property includes:

•	Physical assets such as our buildings, vehicles, field equipment, pipe inventory, office equipment, telephones, computers and similar assets;

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Intangible assets such as computer programs and data, proprietary information such as log data, seismic data, and leasehold information, and intellectual property, such as patents, copyrights and trademarks; and

•	The property of others for which the Company is responsible, such as equipment, proprietary information and reports, or computer programs that are leased or loaned to the Company.

While Company property is to be used for business purposes only, your supervisor or department head can authorize occasional personal use, such as the temporary use of a company computer for emergency personal purposes. The use of Company property for personal gain is strictly prohibited.

Company Records and Records Management

In the course of your job duties you will record or report important Company information such as reports to regulatory agencies, drilling reports, accounting reports, and so forth. Further, in accordance with the Company’s internal control procedures, you are required to properly document and report all business and financial transactions honestly, completely and accurately. Under no circumstances should you create false or misleading records or documents, nor should you alter or untimely destroy any business documents or transactions held in physical or electronic form.

Company records or documents should only be destroyed in accordance with your department’s established records retention practices. If you are unsure of your department’s practices in regard to a particular document, you should contact your supervisor or department head. You should immediately cease the destruction of documents under the Company’s records retention practices if you learn of a subpoena or a pending, imminent or contemplated litigation or governmental investigation. If you are instructed by your supervisor or department head to destroy or shred documents outside of your department’s established records retention practices, you are required to immediately report such request to the Company’s General Counsel or, if the matter involves a director or officer of the Company, the Board Representative.

Confidential Information

Our investors, partners and vendors entrust our Company with important information relating to their businesses. The nature of this relationship requires maintenance of confidentiality. Any violation of confidentiality seriously injures our reputation and effectiveness and could subject the Company to liability. Therefore, you are requested not to discuss our business with anyone who does not work for us or discuss specific business transactions with anyone else who does not have direct involvement with the transaction. Please recognize that even casual remarks can be misinterpreted and repeated.

You have an ethical and legal duty not to disclose confidential, non-public, proprietary information about the Company, or its customers, business partners, vendors and others with whom the Company does business (“Confidential Information”). Confidential information may include, but is not limited to, trade secrets, proprietary information, leases, maps, geophysical data, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, information technology, customer contacts and information provided to the Company by a third party under restrictions against disclosure. You should treat all Confidential Information in your possession as confidential, unless you know that such information has been publicly disclosed. You are responsible for ensuring that Confidential Information in your possession is not made available to unauthorized persons. You should remember that unauthorized persons may include your co-workers. Accordingly, you should discuss Confidential Information only with those persons you know to be authorized to receive, and that have a need to know the information. Protection of our Company’s Confidential Information is vital to our success and growth in the competitive industry in which we work. Upon termination, you must return all originals and copies of documents or materials containing Confidential Information.

No one is permitted to remove or keep copies of any Company records, reports or documents without prior management approval. Confidential Information which could be of value to someone outside of the Company should be destroyed when no longer needed (if permitted by our document retention practices).

If you are questioned by someone outside the Company or your department and you are concerned about the appropriateness of giving them certain documents or information, please immediately refer the request to your supervisor or department head.

You are expected to conduct your business and personal activities in a manner that does not adversely reflect upon the reputability of the Company or compromise the confidentiality of Company information. You are prohibited from participating or expressing an opinion as a representative of the Company in any public forum unless you have been expressly appointed by the Company’s Chief Executive Officer to do so. Press releases, publications, speeches, participation in Internet chat rooms, social media (such as Facebook, Twitter, blogs and wikis) or any public communication which might be considered as representing the Company’s position must be approved in advance by the Company’s Chief Executive Officer.

If you release Confidential Information or communicate publicly on behalf of the Company without proper authorization, you will be subject to disciplinary action, up to and including termination.

Responsibilities to the Public

Financial Reporting

The integrity of the Company’s financial records and reports is essential; stockholders, potential investors, regulatory agencies, lending institutions and others depend on the accuracy of such information. It is the Company’s policy to fully, accurately, timely and fairly report all financial transactions in the accounting records of the Company and in the Company’s published financial reports. Further, the financial statements must fairly present the financial position and results of operations of the Company, in all material respects, in accordance with Generally Accepted Accounting Principles (“GAAP”).

The Company strictly prohibits you from engaging in any actions, omissions or practices, whether intentional or reckless, that would result in rendering the Company’s financial statements materially inaccurate or misleading. In addition, the Company further prohibits you from engaging in any actions, omissions or practices, whether intentional or reckless, that circumvent the Company’s established internal and/or disclosure controls. Every individual involved in creating, transmitting or entering information into the Company’s financial and operational records is responsible for doing so fully, accurately, and with appropriate supporting documentation. You may not make any entry that intentionally hides or disguises the true nature of any transaction. For example, you may not understate or overstate known liabilities and assets, defer or accelerate the proper period for recording items that should be expensed, or falsify quality or safety results.

Knowingly entering inaccurate or fraudulent information, or failing to enter material information, into the Company’s accounting system is unacceptable and may be illegal. If you know that an entry or process is false, you are expected to inform your supervisor or department head, or, if necessary, the Chief Financial Officer or the Board Representative. In addition, it is your responsibility to give your full cooperation to the Company’s authorized internal and independent auditors.

Regulatory Agencies

The Company is subject to the requirements, restrictions and compliance standards of many different regulatory agencies pertaining to securities, environmental protection, fair business practices, equal employment opportunities, and so forth. In its efforts to be a good corporate citizen, the Company expects you to familiarize yourself and comply with all regulations that apply to your duties with the Company. Further, you are prohibited from discussing Company matters with regulatory agencies unless authorized to do so by the Company.

For more information on the regulatory requirements affecting our business and the way we perform our jobs, please contact your supervisor or department head.

Political Process

The Company is an active participant in the processes of our government at the national, state and local levels, within the parameters of the law. The Company also encourages you to participate in our political system by voting, speaking out on public issues and becoming active in civic and political activities. It is important, however, that you clearly distinguish your personal views and actions from those of the Company, unless specifically authorized by the Company. In addition, you are prohibited from using Company funds, time, equipment, supplies or facilities when making personal contributions in support of candidates or political organizations.

Reporting, Enforcement, Waivers/Amendments and Compliance

Reporting and Investigation of Violations

You have a duty to adhere to this Code of Business Conduct and Ethics and all other Company policies and procedures and to report any suspected violations. If you observe or otherwise become aware of any violation or potential violation of this Code or other Company policy or procedure involving a director or officer of the Company, you should report the matter to the Board Representative. A violation or potential violation of this Code or other Company policy or procedure involving a person other than a director or officer of the Company should be reported to your supervisor or department head and the Company’s General Counsel. If you are not satisfied with the response, you should report the matter to the Board Representative. In addition, if you would prefer to remain anonymous with respect to your report of any suspected violation, you may report the suspected violation by calling Signius Communications at 1-866-394-4112.

After receiving a report of violation or potential violation of this Code or other Company policy or procedure, the Audit Committee or the Company’s General Counsel (together with the relevant supervisor or department head) must promptly take all necessary actions to investigate. All directors, officers and employees of the Company are expected to cooperate in any internal investigation of a violation or potential violation.

Enforcement

The Company must ensure prompt and consistent action against violations of this Code or other Company policy or procedure. If, after investigating a report of an alleged prohibited action, the Audit Committee or the General Counsel (together with the relevant supervisor or department head) determines that a violation has occurred, the Audit Committee or the General Counsel (together with the relevant supervisor or department head) will take such preventive or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities. The General Counsel will provide an annual report to the Audit Committee listing the types and numbers of violations and any other detail requested by the Audit Committee. The Audit Committee may, at any time, require that certain specified violations be reported immediately to the Audit Committee to be dealt with by such Committee, rather than by the General Counsel.

The Company will not tolerate retaliation against anyone who, in good faith, reports an actual or suspected violation of law or this Code. Employees who do retaliate will be subject to disciplinary action, including the possibility of termination of employment.

Waivers/Amendments of Code

Waivers of provisions of this Code of Business Conduct and Ethics as to any director or officer and amendments to this Code of Business Conduct and Ethics must be approved by a vote of a majority of the disinterested members of the Audit Committee. Any waiver of a provision in this Code of Business Conduct and Ethics to any executive officer or director must be publicly disclosed.

Review

This Code will be reviewed, assessed and updated, if necessary, annually.

Compliance Certification

All directors, officers and employees will be asked to certify this Code upon receipt and on an annual basis thereafter. By certifying, the director, officer or employee acknowledges that he/she has read and understands the conditions of the Code.

CODE OF BUSINESS CONDUCT AND ETHICS

Compliance Certificate

I understand that my signature below indicates that I have read and understand PetroQuest Energy, Inc.’s Code of Business Conduct and Ethics. I will comply with the Code for as long as I am a director, officer or employee of PetroQuest Energy.

Signature     Date

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